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                                                                    Exhibit 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE

DATE:             June 9, 2003
CONTACT:          For Blue River Bancshares, Inc.
                  Lawrence T. Toombs, President
                  Blue River Bancshares, Inc.
                  (317) 398-9721

                  For Unified Financial Services, Inc.
                  John S. Penn, President
                  Unified Financial Services, Inc.
                  (859) 296-2018

BLUE RIVER BANCSHARES, INC. SIGNS AGREEMENT
TO ACQUIRE UNIFIED BANKING COMPANY, LEXINGTON, KY

         Shelbyville, IN -- Blue River Bancshares, Inc. (NASDAQ SC: BRBI) and Unified Financial Services, Inc., Lexington, Kentucky, announced today that they have signed a stock purchase agreement pursuant to which Blue River Bancshares will acquire the outstanding shares of Unified Banking Company, Lexington, Kentucky, a wholly-owned subsidiary of Unified Financial Services, Inc.

         Under the terms of the agreement, Blue River Bancshares will acquire all of the outstanding shares of common stock of Unified Banking Company for $8.2 million in cash. The acquisition is subject to the approval of the stockholders of Unified Financial Services Inc., approvals by regulatory authorities, financing contingencies and certain other conditions provided in the definitive agreement.

         Blue River Bancshares is the holding company for Shelby County Bank, a federal savings bank with assets of approximately $98 million operating four banking offices in Shelby County, Indiana. Unified Banking Company is a federal savings bank with approximately $82 million in assets and one banking office in Lexington, Kentucky.

         Unified Financial Services, Inc. is a holding company for various financial services companies, which primarily focus on three principal businesses: the provision of complete back-office and shareholder services for the assets of third-party mutual fund families; management and administration of 401(k) and other ERISA-directed assets; and management of wealth for individuals through a suite of family-office services.

         "We believe this acquisition fits Blue River Bancshares' long-term strategy of concentrating our efforts in the development of premier community banking affiliates." said Larry Toombs, President of Blue River. "Unified Banking Company and its

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experienced management group have done an excellent job since the bank's inception in 1999. We know they have the commitment to a community banking philosophy and will continue to serve the overall Lexington marketplace in a superior manner. As a part of Blue River, we will support Unified Banking Company's dedication to community investment and Unified Banking Company's commitment to grow and prosper."

         Russell Breeden, III, Chairman of the Executive Committee of Blue River Bancshares added, "After the acquisition, the two banks will be operated independently so that each Board of Directors and management team can fully serve its distinct market."

         "Since we will operate independently and with no change in employees, I believe this transaction will allow Unified Banking Company to maintain its growth and serve its clients in the manner to which they have been accustomed," said Olin W. "Buddy" Bryant, President of Unified Banking Company.

         John S. Penn, President and Chief Executive Officer of Unified Financial Services, Inc., stated, "Unified has enjoyed its affiliation with Unified Banking Company and its people. We feel this transaction, however, is in the best interest of our stockholders. As a part of our company's long-term strategy, this transaction will allow Unified to focus on managing and servicing assets."

         The acquisition is expected to close in the fourth quarter of 2003. Upon completion of the acquisition Blue River Bancshares expect to have approximately $180 million in total assets.

         The statements in this press release do not constitute an offer to sell or the solicitation of any offer to buy the securities described above, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. These offerings will only be made pursuant to an effective registration statement filed with the Securities and Exchange Commission.

         Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties, which may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to vary materially are: (1) failure to obtain necessary financing for the acquisition, (2) failure to obtain necessary stockholder approval of the transactions, (3) failure to obtain necessary regulatory approval of the transactions, (4) necessary conditions in the stock purchase agreement not being satisfied, and (5) the occurrence or existence of any facts or circumstances which would allow any party to the stock purchase agreement to terminate the agreement. Blue River's and Unified Financial Service's actual results, performance and achievements may differ materially from those suggested, expressed or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, interest rates, the economy, competitive conditions between banks and non-bank financial services providers, regulatory changes and other risks detailed in

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the Blue River and Unified Financial Service reports filed with the Securities and Exchange Commission.

This press release may be deemed to be solicitation material in respect of the proposed acquisition of Unified Banking Company by Blue River Bancshares. Unified Financial Services and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. In connection with the proposed transaction, Unified Financial Services will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS OF UNIFIED FINANCIAL SERVICES ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS (WHEN THEY BECOME AVAILABLE) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT UNIFIED FINANCIAL SERVICES, INC., BLUE RIVER BANCSHARES, INC. AND THE PROPOSED TRANSACTION. A description of the interests of the directors and executive officers of Unified Financial Services, Inc in the transaction, if any, will be set forth in the proxy statement. Unified Financial Services currently anticipates that the meeting of stockholders to be called to vote upon the transaction will be held late in the third quarter of 2003. In addition to the proxy statement to be filed by Unified Financial Services in connection with the proposed transaction, each of Unified Financial Services and Blue River Bancshares files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. The proxy statement and other relevant materials (when they become available), and any other documents filed by Unified Financial Services or Blue River Bancshares with the Securities and Exchange Commission, may be obtained free of charge at the Securities and Exchange Commission's website at (www.sec.gov), and also may be obtained from Unified Financial Services and Blue River Bancshares.